                                                                 Exhibit (c)(5)

                             STOCKHOLDER AGREEMENT


         This STOCKHOLDER AGREEMENT, dated as of August 6, 1998 (this "Agreement"), is made and entered into by and among SFX Entertainment, Inc., a Delaware corporation ("Acquiror"), MWE Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror ("Acquisition Sub"), Glen Bechdel ("Stockholder"), and Magicworks Entertainment Incorporated, a Delaware corporation ("Target").

                                    RECITALS

         WHEREAS, concurrently herewith, Acquiror, Acquisition Sub and the Target are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which (a) Acquiror will make a cash tender offer (as such offer may be amended from time to time as permitted by the Merger Agreement (the "Offer") by Acquisition Sub for all the issued and outstanding shares of common stock, par value $.001 per share, of Target (the "Target Common Stock"), and (b) Acquisition Sub will be merged with and into Target (the "Merger"); capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquiror has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   AGREEMENTS

         1.       Definitions.  For purposes of this Agreement:

                  (a) "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Target or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to:
(i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination or other similar transaction with the Target or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Target and its Subsidiaries, taken as a whole, in a single transaction or series of transactions or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Target or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933 in connection therewith, but shall not include the Offer, the Merger Agreement or Second Transaction (as defined herein).

                  (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

                  (c) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Target) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and in any event with respect to the Stockholder shall include Shares held of record by the Stockholder's spouse and children.

                  (d) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (e) "Shares" shall mean (i) shares of Target Common Stock and
(ii) shares of preferred stock, par value $.00l per share, of the Target.

                  (f) "Stockholder's Shares" shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued or hereinafter acquired, and for the purposes of Section 3 of this Agreement shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, Shares, including without limitation the unsecured senior convertible notes of the Target and any options, warrants or stock appreciation rights held of record or Beneficially Owned by the Stockholder (collectively, the "Convertible Securities").

                  (g) "Termination Date" shall mean the date that the Merger Agreement has been terminated.

         2.       Provisions Concerning Shares.

                  (a) Acquisition Sub hereby agrees to purchase, and Stockholder agrees to sell, or cause to be sold, all such Stockholder's Shares (other than the Convertible Securities) at a price per share equal to the Per Share Amount, subject only to the condition (which may be waived only by Acquisition Sub in its sole discretion) that Acquisition Sub shall have accepted for payment and paid for shares of Target Common Stock pursuant to the Offer (the "Purchase"). The closing of the Purchase shall be effected by the Stockholder validly tendering (or causing the record holder of such shares to validly tender) all such Stockholder's Shares (other than the Convertible Securities) into the Offer, and by Acquisition Sub accepting for payment and paying for such Shares pursuant to the terms of the Offer. In furtherance of the foregoing, Stockholder hereby agrees that it shall validly tender and not withdraw the Stockholder's Shares (other than the Convertible Securities) into the Offer. Subject to the terms and conditions of the Offer, Acquiror shall comply, and shall cause Acquisition Sub to comply, with all provisions of
Article I of the Merger Agreement.

                  (b) If for any reason any Stockholder's Shares (other than the Convertible Securities) are not purchased in the Offer and either (i) other shares of Target Common Stock are purchased in the Offer or (ii) the Offer is not consummated due to a failure of the Minimum Condition, Acquisition Sub shall purchase, and Stockholder shall sell, all of Stockholder's Shares (other than the Convertible Securities) at a price per Share equal to the Per Share Amount within five business days (after obtaining all applicable consents and approvals) following the expiration of the Offer at a time and place to be mutually agreed to between Acquisition Sub and Stockholder. Acquiror shall provide or cause to be provided to Acquisition Sub on a timely basis the funds sufficient to accept for payment, and pay for, any and all Shares that Acquisition Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer or otherwise hereunder.

                  (c) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the four month anniversary of the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of one or more class or series of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) the issued and outstanding Stockholder's Shares (and each class thereof) entitled to vote thereon, and those Shares entitled to vote thereon for which Stockholder has the right to direct or control the vote, (i) in favor of the Merger, the execution and delivery by the Target of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Target under the Merger Agreement or this Agreement and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal other than an Acquisition Proposal with Acquiror or any Affiliate thereof and (B) to the extent that such are intended to, or could reasonably be expected to, (1) impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Acquiror or any Affiliate thereof): (w) any change in a majority of the persons who constitute the board of directors of the Target; (x) any change in the present capitalization of the Target or any amendment of the Target's Certificate of Incorporation or Bylaws; or (y) any other material change in the Target's corporate structure or business; provided that if any Second Transaction (as defined in Section 3(c) of this Agreement) provides for Second Transaction Consideration (as defined in 3(c) of this Agreement) that is less than the Current Transaction Consideration (as defined in Section 3(a) of this Agreement), as such amounts shall be determined in accordance with Section 3 of this Agreement, then nothing herein shall require the Stockholder to vote in favor of the Second Transaction. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period the Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2. Nothing herein shall in any way restrict or limit the Stockholder from taking any action in his capacity as a director or officer of the Target or otherwise fulfilling his fiduciary obligations as a director and officer of the Target.

                  (d) Stockholder, with respect to the Shares Beneficially Owned by Stockholder, does hereby constitute and appoint Acquiror, or any nominee of Acquiror, with full power of substitution, from the date hereof to the earlier to occur of the Effective Time or the four month anniversary of the Termination Date, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Target call a special meeting of the stockholders of the Target for the purpose of considering any action related to the Merger Agreement or the Merger and to vote the Shares as its Proxy, at every annual, special or adjourned meeting of the stockholders of the Target, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Target that the laws of the State of Delaware may permit or require, in connection with the matters described in the foregoing Section 2(c). The Proxy may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (e) Stockholder hereby permits Acquiror and Acquisition Sub to publish and disclose in the Offer Documents (including all documents and schedules filed with the SEC) and, if approval of Target's stockholders is required under applicable law, in the Proxy Statement its identity and ownership of the Stockholder's Shares and the nature of its commitments, arrangements and understandings under this Agreement.

         3.       Capture.

                  (a) In the event that any of the Stockholder's Shares are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Acquisition Proposal that is in existence on or that otherwise has been made prior to the first anniversary of the Termination Date (an "Alternative Disposition"), then, within five business days after the closing of such Alternative Disposition, the Stockholder shall tender and pay to, or shall cause to be tendered and paid to, the Acquiror, or its designee, in immediately available funds, 100% of the Profit realized from such Alternative Disposition. As used in this Section 3(a), "Profit" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration over
(ii) the Current Transaction Consideration. As used in this Section 3, "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder and his Affiliates (excluding officers and directors of the Target) in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Stockholder is required to devote, and under which Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Target in a manner substantially similar to Stockholder's current employment arrangements with the Target), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement, loan (or loan forgiveness) agreement or release agreement) entered into, directly or indirectly, by the Stockholder or his Affiliates (excluding officers and directors of Target) as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal. As used in this Agreement, "Current Transaction Consideration" shall mean the sum of (x) all amounts to be received, directly or indirectly, by Stockholder and his Affiliates (excluding officers and directors of the Target) pursuant to
Article II of the Merger Agreement and (y) all other amounts to be received by Stockholder, directly or indirectly, pursuant to the Offer or any of the other transactions or agreements contemplated by the Merger Agreement (other than the employment agreements contemplated by Section 7.02 thereof).

                  (b) For purposes of determining Profits under this Section 3,
(i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Acquiror and who is reasonably acceptable to Stockholder, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert, (iii) all contingent payments will be assumed to have been paid, (iv) if less than all of the Stockholder's Shares are subject to the Alternative Disposition or Second Transaction then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of the Stockholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition or Second Transaction and the denominator of which is the total number of the Stockholder's Shares, and (v) the principal amount of all loans made to Stockholder by the acquiror or any Affiliate thereof, or loans to Stockholder that are forgiven, shall be added to the Alternative Transaction Consideration or the Second Transaction Consideration (as defined herein), as the case may be. In the event any contingent payments included in the determination of Profits ultimately are not paid pursuant to an Alternative Disposition, then Acquiror shall reimburse Stockholder for any amounts paid to Acquiror hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non payment.

                  (c) In the event that after the date of this Agreement, the amount of Merger Consideration or the consideration payable in respect of the Warrants, Options and Convertible Notes as currently provided for in the Merger Agreement is increased (a "Second Transaction"), then, as may be requested by Acquiror, either (i) Stockholder shall, and shall cause each of its Affiliates who Beneficially Own any of the Stockholder's Shares to, execute and deliver to Acquiror such documents or instruments as may be necessary to waive the right to receive the amount of such increase to the extent that such increase results in any Profit or (ii) Stockholder shall tender and pay, or cause to be tendered and paid, to Acquiror or its designee, in immediately available funds, 100% of the Profit realized from such Second Transaction. As used in this Section 3(c), "Profit" shall mean an amount equal to the excess, if any, of (y) the Second Transaction Consideration over (z) the Current Transaction Consideration. As used in this Agreement, "Second Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder and his Affiliates (excluding officers and directors of the Target) in connection with or as a result of the Second Transaction or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Stockholder is required to devote, and under which Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Target in a manner substantially similar to Stockholder's current employment arrangements with the Target), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement, loan (or loan forgiveness) agreement or release agreement) entered into, directly or indirectly, by the Stockholder or his Affiliates (excluding officers and directors of the Target) with the Target as a part of or in connection with the Second Transaction.

         4.       Covenants, Representations and Warranties.

                  (a) The Stockholder hereby represents, warrants and covenants to Acquiror and Acquisition Sub that:

                           (i) Ownership. As of the date of this Agreement, the
Shares set forth on Schedule A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Stockholder. Except as otherwise set forth in Schedule A, the Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement and the Merger Agreement, in each case with respect to all of the Shares set forth on Schedule A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                           (ii) Power: Binding Agreement. The Stockholder has
the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the

Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Contemporaneously with the execution of this Agreement, Stockholder has delivered to Acquiror a legal opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. to the foregoing effect in form reasonably satisfactory to Acquiror.

                           (iii) No Conflicts. Except for the filing of an
amendment to the Stockholder's Schedule 13D (if any), no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform his obligations hereunder, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his properties or assets may be bound, (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Stockholder to perform its obligations hereunder, or (C) to the knowledge of the Stockholder, trigger a "change in control" or similar provision of any contract, agreement or understanding to which the Target or any of Target's Subsidiaries is a party, or by which any of their respective property or assets are bound.

                           (iv) No Encumbrances. Except as required by Sections
2 and 3 of this Agreement, at all times thereafter during the term hereof, all of the Stockholder's Shares (excluding Shares identified in Schedule A hereto as Shares with respect to which Stockholder does not possess sole power to dispose or direct the disposition) will be held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair Stockholder's ability to perform his obligations under this Agreement.

                           (v) No Solicitation. The Stockholder shall comply
with the terms of Section 6.06 of the Merger Agreement.

                           (vi) Restriction on Transfer, Proxies and
Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, the Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of the Stockholder's Shares not to, directly or indirectly, without the consent of Acquiror, in respect of any Acquisition Proposal or otherwise: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares, or any interest therein, (B) except as provided herein, grant any proxies or powers of attorney, deposit any Stockholder's Shares into a voting trust or enter into a voting agreement with respect to any Stockholder's Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above or (D) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

                           (vii) Waiver of and Agreement Not to Assert
Appraisal Rights. The Stockholder hereby waives and agrees not to assert, and shall cause any of its Affiliates who hold of record any of the Stockholder's Shares to waive and not to assert, any appraisal rights with respect to the Merger (or any Second Transaction) that the Stockholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Target that the Stockholder shall hold of record at the time that Stockholder may be entitled to assert appraisal rights with respect to the Merger or any Second Transaction) whether pursuant to Section 262 of the Delaware General Corporate Law or otherwise.

                           (viii) Further Assurances. From time to time, at
Acquiror's request and without further consideration, the Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Stockholder shall cooperate fully with Target and Acquiror in connection with their respective efforts to fulfill the conditions to the Offer and the Merger set forth in the Merger Agreement.

                           (ix) Waiver of Rights of First Refusal. Set forth on
Schedule B is a complete list of all rights of first refusal, preemptive rights or similar rights held by the Stockholder and any of its Affiliates to purchase Shares upon transfer (collectively, "Rights of First Refusal"). From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, the Stockholder shall not, and shall cause each its Affiliates who hold Rights of First Refusal not to, directly or indirectly, without the consent of Acquiror, in respect of the Offer, the Merger, any Acquisition Proposal, any Second Transaction or otherwise, exercise any of such Rights of First Refusal to purchase or otherwise acquire Shares.

                  (b) Acquiror and Acquisition Sub hereby represent, warrant and covenant to the Stockholder as follows:

                           (i) Organization, Standing and Corporate Power. Each
of Acquiror and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Acquiror and Acquisition Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                           (ii) Execution, Delivery and Performance by Acquiror
and Acquisition Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Acquiror and Acquisition Sub, and each of Acquiror and Acquisition Sub has taken all other actions required by law, its Certificate of Incorporation and its Bylaws (except as described in the Merger Agreement) to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Acquiror and Acquisition Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

                  (c) Target hereby represents and warrants to Acquiror and Acquisition Sub that the Board of Directors of Target (including any committee of the independent directors thereof) has approved the terms of this Agreement and the transactions contemplated herein and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated herein the provisions of Section 203 of the Delaware General Corporation Law.

         5. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, Stockholder will not request that Target register (and Target agrees not to register) the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares (excluding shares identified in Schedule A as Shares with respect to which Stockholder does not possess sole power to dispose or direct the disposition), or as otherwise contemplated hereby.

         6. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

         7. Stockholder Capacity. The Stockholder does not make any agreement or understanding herein in the Stockholder's capacity as a director or officer of the Target and nothing herein shall limit or affect any action taken by the Stockholder in such capacity.

         8. Merger Agreement and Options. The Stockholder hereby consents and agrees to the treatment of each warrant, option or unsecured senior convertible note of the Target Beneficially Owned by Stockholder or its Affiliates as set forth in Article II of the Merger Agreement.

         9.       Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that all of the provisions of this

Agreement other than Sections 4(c), 5 and this Section 9(b) may be amended without the consent of the Target.

                  (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

         If to Stockholder:         Glen Bechdel
                                    4589 Bassett Road
                                    Atwater, OH 44201
                                    Telecopy: (330) 325-9169

         copy to:                   Squire, Sanders & Dempsey L.L.P.
                                    4900 Key Tower
                                    127 Public Square
                                    Cleveland, Ohio 44114-1304
                                    Telecopy: (216) 479-8780
                                    Attn: Jeffrey J. Margulies

         If to the Target:          Magicworks Entertainment Incorporated
                                    930 Washington Avenue
                                    Miami Beach, Florida 33139
                                    Telecopy: (305) 532-4014
                                    Attn: Robert Kreusler

         copy to:                   Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Telecopy: (305) 579-0717
                                    Attn: Gary Epstein

         If to Acquiror or Acquisition Sub:

                                    SFX Entertainment, Inc.
                                    650 Madison Avenue
                                    New York, NY 10022
                                    Telecopy: (212) 753-3188
                                    Attn: Howard J. Tytel

         copy to:                   Baker & McKenzie
                                    Two Allen Center, Suite 1200
                                    Houston, Texas 77002
                                    Telecopy: (713) 427-5099

                                    Attn:   Amar Budarapu

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by the Stockholder of any covenants or agreements contained in this Agreement will cause the Acquiror and Acquisition Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that, in the event of any such breach, the Acquiror or Acquisition Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which they may be entitled, at law or in equity.

                  (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of the Stockholder's death, the obligations of the Stockholder hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of Law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non convenience or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (1) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

                  (m) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

         10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Acquiror or to any direct or indirect wholly-owned subsidiary of Acquiror. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of Law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors.

         11. Termination. This Agreement shall terminate without any further action on the part of any party hereto (a) upon the occurrence of a termination of the Merger Agreement pursuant to Sections 8.01(a), 8.01(b)(i) (provided that no Takeover Proposal has been made prior to the date of such termination) or 8.01(b)(ii) thereof; or (b) the date that Acquiror or Acquisition Sub shall have purchased and paid for all the Stockholder's Shares pursuant to Section 2. Upon such termination, this Agreement shall forthwith become void and of no further force or effect.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                               STOCKHOLDER


                                /s/  Glen Bechdel
                               -----------------------------------
                               Name: Glen Bechdel

                               STOCKHOLDER SPOUSE - if community property State


                               -----------------------------------
                               Name:

                               SFX ENTERTAINMENT, INC.


                               By: /s/ Thomas P. Benson
                                  --------------------------------
                                       Thomas P. Benson
                                       Chief Financial Officer


                               MWE ACQUISITION CORP.


                               By: /s/ Thomas P. Benson
                                  --------------------------------
                                       Thomas P. Benson
                                       Chief Financial Officer

                               MAGICWORKS ENTERTAINMENT INCORPORATED


                               By: /s/ Brad Krassner
                               -----------------------------------
                                Name:  Brad Krassner
                                Title: Co-Chairman of the Board and
                                       Chief Executive Officer

                                   SCHEDULE A

Class of Shares   Number of Shares       Record Owner      Beneficial Owner
---------------   ----------------       ------------      ----------------

Common Stock      61,200                 Cede & Co.         Glenn Bechdel

Common Stock      2,775,206              Glenn Bechdel      Glenn Bechdel

                                   SCHEDULE B



                                      None

                                      B-1